EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Hyperion Energy, Inc.
P.O. Box 152112
San Diego, California 92195

We consent to the incorporation in Amendment 2 to Form S-4 of Hyperion Energy, Inc. of our report dated March 9, 2007 with respect to the balance sheet of Hyperion Energy, Inc. as of December 31, 2006, and the related statements of operations, changes in stockholder’s equity and cash flows for the year then ended and for the period since inception (December 29, 2005) through December 31, 2006.

We consent to reference of Rotenberg & Co., llp as experts in the Amended S-4 under the section titled “CERTAIN LEGAL INFORMATION AND ADDITIONAL INFORMATION FOR SHAREHOLDERS”.

/s/ ROTENBERG & CO., LLP

Rochester, New York
November 16, 2007